Exhibit 99.1

Contact: Dan McCarthy, 610-774-5758

PPL Names U.K. Energy Executive to its Board of Directors

ALLENTOWN, Pa. (Jan. 25, 2013) – PPL Corporation (NYSE: PPL) announced Friday (1/25) that the chief executive officer of International Power plc, a global independent power producer, will join PPL’s board of directors April 1.

Philip G. Cox, who has served as CEO of International Power since 2003, will join the PPL board after retiring from International Power in March.

“Philip is an outstanding addition to PPL’s board of directors. His extensive executive experience in a variety of businesses and his superb record of growing value for shareowners at one of the United Kingdom’s leading energy companies will add important perspective to our already strong board,” said William H. Spence, PPL chairman, president and chief executive officer.

A graduate of Queens' College, Cambridge University, Cox began his professional career at Price Waterhouse in 1973. After four years there, he accepted an internal auditing position at Lucas Industries plc, where he progressed to chief accountant for the company’s Fluid Power Division.

He also served in several positions, including managing director, at a British engineering and leisure products firm before moving to Siebe PLC as group financial controller. He advanced to chief financial officer at Siebe before it merged with BTR to form Invensys plc. He served as Invensys’ senior vice president, operational planning, before joining International Power as chief financial officer in 2000. International Power is a leading global independent power producer with operations in Latin America, North America, the U.K., Europe, the Middle East, Africa, Asia and Australia.

Cox serves as an outside director of Wm Morrison Supermarkets plc in the U.K. and Meggitt PLC, a U.K. engineering company that specializes in aerospace equipment.

He will serve on the Finance Committee and Nuclear Oversight Committee of PPL’s board. Cox’s appointment will bring PPL’s board membership to 12, 11 of whom are outside, independent directors.

PPL Corporation, with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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